PROSPECTUS

                                1,306,122 SHARES

                                ZITEL CORPORATION

                               -------------------

                                  COMMON STOCK

                               -------------------

     The Selling Securityholders identified in this Prospectus are selling up to 1,306,122 shares of our common stock acquired by them upon conversion of 200,000 shares of our Series B Convertible Preferred Stock. These shares may be offered from time to time by the Selling Securityholders through public or private transactions, on or off The Nasdaq SmallCap Market, at prevailing market prices or at privately negotiated prices. The Selling Securityholders will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will pay the expenses of registration of the sale of the shares.

     Our common stock is currently traded on The Nasdaq SmallCap Market under the symbol "ZITL." On January 24, 2000, the last reported sales price of a share of Zitel common stock on The Nasdaq SmallCap Market was $3 5/8 per share.


                               -------------------

          INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH
                                 DEGREE OF RISK.
                SEE "RISK FACTORS" ON PAGE 2 OF THIS PROSPECTUS.

                               -------------------


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Prospectus is January 24, 2000.

     THIS PROSPECTUS IS A PART OF A REGISTRATION STATEMENT WE FILED WITH THE SEC. YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                       WHERE CAN YOU FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the documents we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC's Website at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934:

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Zitel Corporation with the SEC pursuant to the Securities Exchange Act of 1934 are by this reference incorporated in and made a part of this Prospectus:

(1) The Proxy Statement filed on January 28, 2000, including all matters incorporated by reference therein;

(2) The Annual Report on Form 10-K for the fiscal year ended September 30, 1999, including all matters incorporated therein by reference;

(3) The Amendment to the Annual Report on Form 10-K for the fiscal year ended September 30, 1999, filed December 30, 1999 on Form 10-K/A.

                     ---------------------------------------


                                        1.

                                   THE COMPANY

     Zitel Corporation was incorporated in California in 1979. Our executive offices are located at 47211 Bayside Parkway, Fremont, California 94538-6517, and our telephone number is (510) 440-9600.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares by the Selling Securityholders.

                                 DIVIDEND POLICY

     Zitel has never paid cash dividends. The Company's Board of Directors currently intends to retain any earnings for use in Zitel's business and does not anticipate paying any cash dividends in the foreseeable future.

     AN INVESTMENT IN ZITEL INVOLVES A HIGH DEGREE OF RISK. THE RISK FACTORS SET FORTH BELOW SHOULD BE CONSIDERED CAREFULLY BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY.

                                  RISK FACTORS

RECENT LEVELS OF NET SALES HAVE BEEN INSUFFICIENT TO PRODUCE OPERATING PROFITS

     In recent years, we have not generated net sales sufficient to produce an operating profit and have relied on a stream of royalty payments under an agreement with IBM and significant financings to support our activities. In April 1998, Zitel and IBM entered into an agreement whereby IBM stopped paying royalties to Zitel in exchange for a lump sum payment amounting to $740,000. We sustained substantial operating losses and net losses in fiscal 1997, fiscal 1998 and fiscal 1999. We must generate substantial additional net sales and gross margins on our products and services and must continue to successfully implement programs to manage cost and expense levels in order to remain a viable operating entity. There can be no assurance that we can achieve these objectives.

WE HAVE REPORTED SIGNIFICANT LOSSES

     During our 1999 fiscal year, we reported a net loss of $13,103,000. We reported a net loss of $43,205,000 in fiscal 1998. We reported a net loss of $17,501,000 in fiscal 1997.

     While we have taken a number of steps to attempt to return to profitability, there is no assurance that we will be successful. A significant portion of the recent losses were caused by the operations of our former storage systems business unit and the writeoff of our investment in and advances to MatriDigm Corporation. In July 1998, we sold the storage systems business unit. At September 30, 1999, we had written off all of our investments in and advances to MatriDigm Corporation. We are in the process of attempting to sublease our Fremont, California headquarters and move to substantially smaller and less costly premises. We are also taking other actions to reduce our costs in an effort to bring costs into line with anticipated revenues. There can be no assurance that we will be successful in this effort and remain a viable operating entity.

WE HAVE EXPERIENCED FLUCTUATIONS IN QUARTERLY RESULTS

     Our quarterly operating results have in the past varied and may in the future vary significantly depending on a number of factors, including:

     - The level of competition, size, timing, cancellation or rescheduling of significant orders;

     -    Market acceptance of new products and product enhancements;

     -    New product announcements or introductions by our competitors;

     - Deferrals of customer orders in anticipation of new products or product enhancements;


                                      2.

     -    Changes in pricing by us or our competitors;

     - Our ability to develop, introduce and market new products and product enhancements on a timely basis;

     -    Our success in expanding our sales and marketing programs;

     -    Technological changes in the market for our products;

     -    Product mix and the mix of sales among our sales channels;

     -    Levels of expenditures on research and development;

     -    Changes in our strategy and personnel changes;

     -    General economic trends and other factors.

     Due to all of the foregoing factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as an indicator of future performance. It is possible that in some future quarter our operating results may be below the expectations of public market analysts and investors.

OUR STOCK PRICE HAS BEEN VOLATILE

     The price of our common stock was subject to extreme volatility during fiscal 1998, as the closing bid price ranged between a low of 2-7/32 and a high of 23-5/8. We feels that one of the reasons for this volatility was rumored progress of and rumored problems in the product development program and marketing efforts of MatriDigm. The price of our common stock during fiscal year 1999 demonstrated significantly less volatility, ranging from the low closing bid price of 1-7/32 to the high closing bid price of 6-15/32.

THE MARKET FOR SYSTEMS MANAGEMENT TOOLS IS INTENSELY COMPETITIVE

     The market for system management tools in which our software products business unit competes is intensely competitive. Many of the companies with which we compete, such as TeamQuest Corporation, Computer Associates International, Inc., Hewlett-Packard Company and BMC Software, Inc., have sold systems to many more customers and have greater financial resources than Zitel. There can be no assurance that our competitors will not develop products comparable or superior to those developed by us or adapt more quickly than we do to new technologies, evolving industry standards, new product introductions, or changing customer requirements.

RAPID TECHNOLOGICAL CHANGE COULD RENDER OUR EXISTING PRODUCTS AND SERVICES OBSOLETE

     The markets in which we operate are characterized by rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards. The introduction of products embodying new technologies and/or the emergence of new industry standards could render our existing products and services obsolete and unmarketable. Our future success will depend upon our ability to develop and introduce new products and services on a timely basis that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of our customers. There can be no assurance that we will be successful in developing and marketing products or services that respond to technological changes or evolving industry standards, that we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products or services, or that our new products or services will adequately meet the requirements of the marketplace and achieve market acceptance. If we are unable, for technological or other reasons, to develop and introduce new products or services in a timely manner in response to changing market conditions or customer requirements, our business, operating results and financial condition will be harmed.

PRODUCT LIABILITY COULD HURT US IF LIABILITY LIMITATIONS ARE NOT EFFECTIVE

     Our agreements with our customers typically contain provisions intended to limit our exposure to potential product liability claims. It is possible that the limitation of liability provisions contained in our agreements may not be effective. Although we have not


                                      3.

received any product liability claims to date, the sale and support of products and the incorporation of products from other companies may entail the risk of such claims. A successful product liability claim against us could harm our business.

OUR SUCCESS DEPENDS ON PROPRIETARY TECHNOLOGY

     Our success depends significantly upon our proprietary technology. We currently rely on a combination of patent, copyright and trademark laws, trade secrets, confidentiality agreements and contractual provisions to protect our proprietary rights. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We have registered our Zitel and Datametrics trademarks and will continue to evaluate the registration of additional trademarks as appropriate. We generally enter into confidentiality agreements with our employees and with key vendors and suppliers. We currently hold a United States patent on one of our software technologies. There can be no assurance that this patent will provide us with any competitive advantages or will not be challenged by third parties, or that the patents of others will not impair our ability to do business. We believe that the rapidly changing technology in the computer industry makes our success depend more on the technical competence and creative skills of our personnel than on patents.

     There has also been substantial litigation in the computer industry regarding intellectual property rights, and litigation may be necessary to protect our proprietary technology. We have not received significant claims that we are infringing third parties' intellectual property rights, but there can be no assurance that third parties will not in the future claim infringement by us with respect to current or future products, trademarks or other proprietary rights.

     We expect that companies in our markets will increasingly be subject to infringement claims as the number of products and competitors in our target markets grows. Any such claims or litigation may be time-consuming and costly, cause product shipment delays, require us to redesign our products or require us to enter into royalty or licensing agreements, any of which could have a harm on our business. Despite our efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology, duplicate our products or design around patents issued to us or our other intellectual property rights.

INTERNATIONAL SALES AND OPERATIONS INVOLVE RISKS NOT EXPERIENCED
IN DOMESTIC OPERATIONS

     Sales to customers outside the United States have accounted for significant portions of our net sales, and we expect that the acquisition of companies headquartered and operating in the United Kingdom and The Netherlands, respectively, will result in international sales representing an increasingly significant portion of our net sales. International sales pose certain risks not faced by companies that limit themselves to domestic sales. Fluctuations in the value of foreign currencies relative to the U.S. dollar, for example, could make our products less price competitive. If in the future we denominate any of our sales in foreign currencies, this could result in losses from foreign currency transactions. International sales also could be harmed by factors beyond our control, including the imposition of government controls, export license requirements, restrictions on technology exports, changes in tariffs and taxes and general economic and political conditions. The laws of some countries do not protect our intellectual property rights to the same extent as the laws of the United States. We do not believe these additional risks are significant in the United Kingdom or in The Netherlands.

LOSS OF KEY PERSONNEL COULD HARM OUR BUSINESS

     Our future performance depends in significant part upon the continued service of our key technical and senior management personnel. We provide incentives such as salary, benefits and option grants (which are typically subject to vesting over four years) to attract and retain qualified employees. The loss of the services of one or more of our officers or other key employees could harm our business. Our future success also depends on our continuing ability to attract and retain highly qualified technical and management personnel. Competition for such personnel is intense, and there can be no assurance that we can retain our key technical and management employees or that we can attract, assimilate and retain other highly qualified technical and management personnel in the future.

     We believe there is significant competition for the few software development professionals with the advanced technological skills necessary to perform the services offered by our business. Our ability to maintain or renew existing relationships and obtain new business depends, in large part, on our ability to hire and retain technical personnel. An inability to hire such additional qualified personnel could impair our ability to manage and complete our existing projects and to bid for and obtain new projects.


                                      4.

ANTI-TAKEOVER PROVISIONS COULD DISCOURAGE TENDER OFFER OR TAKEOVER ATTEMPTS, INCLUDING THOSE THAT MIGHT RESULT IN A PREMIUM OVER MARKET PRICE

     Certain provisions of our Articles of Incorporation, as amended and restated, and Bylaws, as amended, California law and our indemnification agreements with our officers and directors may be deemed to have an anti-takeover effect. Such provisions may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in that stockholder's best interests, including attempts that might result in a premium over the market price for the shares held by stockholders.

     Our Board of Directors may issue additional shares of common stock or establish one or more classes or series of Preferred Stock, having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as determined by the Board of Directors without stockholder approval.

     Our Board of Directors has approved the adoption of a Preferred Share Purchase Rights Plan (the "Rights Plan"). Terms of the Rights Plan provide for a dividend distribution of one preferred share purchase right for each outstanding share of our common stock. Each purchase right entitles the registered holder to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $69.50 per one one-hundredth of a preferred share, subject to adjustment, and a redemption price of $.01 per purchase right. Each one one-hundredth of a share of preferred stock has designations and the powers, preferences and rights, and the qualifications, limitations and restrictions which make its value approximately equal to the value of a common share.

     The purchase rights are not exercisable until the earlier to occur of (i) 10 days following a public announcement that a person, entity or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding common stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or entity acquires 15% or more of our outstanding common stock) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding common stock.

     The purchase rights have certain anti-takeover effects, as they would cause substantial dilution to a person or group that attempted to acquire Zitel on terms not approved by our Board of Directors. The purchase rights should not interfere with any merger or other business combination approved by the Board of Directors, since the purchase rights may be redeemed at $.01 per purchase right prior to the earliest of (i) the twentieth day following the time that a person or group has acquired beneficial ownership of 15% or more of our outstanding common stock (unless extended for one or more 10 day periods by the Board of Directors), (ii) a change of control, or (iii) the final expiration date of the purchase rights.


                                      5.

                    THE SERIES B CONVERTIBLE PREFERRED STOCK

These shares of preferred stock have been converted into the 1,306,122 shares of our common stock covered by this prospectus.

                                    BUSINESS

     We are an information technology company specializing in performance management of enterprise information systems. We employ our core competencies through Datametrics software products and services business, marketing multi-platform performance analysis and correlation software used to optimize performance in mission critical systems, databases and applications.

     Zitel was organized in 1979 to develop, market and sell semiconductor memory systems. It subsequently developed memory algorithms, which we incorporated in high performance data storage systems developed, marketed and sold by our data storage business. With the acquisition, in June 1997, of the business of Datametrics Systems Corporation, we commenced the transition to an information technology company. This transition was completed in July 1998, when we sold our data storage business.

                                    GENERAL

     We develop, market and support a wide range of data management solutions in the form of multi-platform performance analysis and correlation software used to optimize performance in mission critical systems, databases and applications. We do so through our Datametrics software products business, which is the combination of Datametrics Systems Corporation and Palmer & Webb Systems companies, which were acquired in 1997 and combined with our Performance and Modeling, Inc. subsidiary. The business operates under the Datametrics Systems Corporation name. This business markets a suite of ViewPoint software utilized for data management that automatically alerts, analyzes, correlates, investigates and reports on data center performance for mainframe computers, open systems and distributed network systems. In addition, this business includes a professional services business to solve customers' IT professional needs and a training business to assist customers with their software training needs. Products are sold through a direct sales force in the United States and Europe, and through value added resellers, distributors and original equipment manufacturers worldwide. This business provides both direct and indirect customer maintenance and support for its software products.


                                      6.

                           PRODUCTS AND SERVICES

SOFTWARE PRODUCTS

     The flagship product of our Datametrics business is ViewPoint. ViewPoint is a multi-platform performance management and analysis product for the entire enterprise that automatically monitors, analyzes and correlates thousands of performance metrics simultaneously and at a very high speed. ViewPoint also provides trend analysis, simulation modeling and "What If" analysis for capacity planning. ViewPoint operates in systems running Compaq, OpenVMS, Unisys 2200, Unisys A Series, Windows NT and many UNIX platforms including Sun, HP, IBM, Siemans, and Sequent.

     Datametrics also markets VisualRoute and VisualRoute Server which are Java based tools providing the functionality of the common Internet tools, "ping", "whois" and "traceroute" in an integrated fashion. VisualRoute provides a simple, graphical tool to determine precisely where and how the traffic is flowing between a server and the client trying to access it, providing a geographical map of the route and the performance of each portion of the route. VisualRoute can be installed on a client PC to determine connectivity and connection performance between that PC and any server on the Internet. VisualRoute Server, the enterprise version of VisualRoute, enables Web Master and ISP's to provide this capability to any client that has a Java-enabled Web browser.

     Datametrics Professional Services (DPS) group provides professionals to its customers to assist in installation, confirmation, outsourcing, training and consultation. DPS will work with clients to provide the skills and knowledge for deployment and maintenance of performance enhancing products throughout their enterprise. DPS will provide services at the clients facility, at DPS's facilities or provide distance learning through Web-driven computer-based training. The latter is done via a Process-based Structured Intranet Training Environment which is a browser-based knowledge environment delivering process specific training or support knowledge for custom situations. DPS is also a performance service provider, providing outsourcing services to clients whereby DPS will provide performance management for its clients enterprise on an outsource basis.

                                    MARKETING

     We sell our software products through a direct sales force in the United States, the United Kingdom and The Netherlands, and through value added resellers, distributors and original equipment manufacturers worldwide. We provide direct customer maintenance and support for our software products.

                                    EMPLOYEES

     At September 30, 1999, we employed 117 persons on a full-time basis: 22 in research and development, 13 in professional services, 7 in operations, 50 in sales and marketing, and 25 in general management and administration.

     We believe that our further success will depend, in part, on our ability to attract and retain qualified employees, who are in great demand. None of our employees are represented by a labor union and we believe that our employee relations are good.


                                      7.

                             SELLING SECURITYHOLDERS

     The following table sets forth the names of the selling securityholders, the number of shares of common stock owned by each selling securityholder prior to this offering, the number of shares of common stock being offered for the account of each selling securityholder and the number of shares of common stock to be owned by each selling securityholder after completion of this offering. This information is based upon information provided by the selling securityholders if all of the shares are sold and no other shares are acquired. Because the selling securityholders may offer all, some or none of their common stock, no definitive estimate as to the number of Shares thereof that will be held by the selling securityholders after such offering can be provided.

                             SHARES                                 SHARES
                          BENEFICIALLY          SHARES           BENEFICIALLY
       SELLING           OWNED PRIOR TO          BEING            OWNED AFTER
  SECURITYHOLDER(1)          OFFERING           OFFERED           OFFERING(3)
  ----------------       --------------     --------------       -------------
   EC Chief, Inc.            653,061            653,061                 0
ACS BRC Holding, Inc.        653,061            653,061                 0

(1) Neither of the Selling Securityholders has, or within the past three years has had, any position, office, or other material relationship with the Company or any of its predecessors and affiliates.

(3) Assumes the sale of all shares offered hereby. We have agreed to pay all reasonable fees and expenses incident to the filing of this offering.


                                      8.

                              PLAN OF DISTRIBUTION

     The common stock issuable upon conversion of the Series B preferred stock may be sold from time to time by the selling securityholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling securityholders may offer their common stock in one or more of the following transactions directly or through underwriters, broker dealers or agents:

     - On any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the Nasdaq SmallCap Market;

     -    In the over-the-counter market;

     -    In private transactions;

     -    Through options;

     -    By pledge to secure debts or other obligations; or

     -    A combination of any of the above transactions.

     The selling securityholders may effect these transactions by selling to or through one or more underwriters, broker-dealers or agents, and such underwriters, broker-dealers or agents may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders. The selling securityholders and any other persons that participate in the distribution may at times, be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by such broker-dealers and any profits realized on any resale of the common stock by them might be deemed to be underwriting discounts and commissions under the Securities Act.

     Under applicable rules and regulations under the Securities Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling securityholders and any other person participating in a distribution will be subject to application provisions of the Securities Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M under the Securities Exchange Act, which may limit the timing of purchases and sales of shares of our common stock by the selling securityholders or any such other person.

     We will make copies of this prospectus available to the selling securityholders and have informed the selling securityholders of the need for delivery of a copy of this prospectus to each purchaser prior to or at the time of any sale of the common stock.

     The selling securityholders will pay all underwriting discounts, commissions, transfer taxes and other expenses associated with the sale of the common stock by them. We will pay all costs and expenses associated with the registration of the common stock. We estimate that our expenses in connection with this offering will be approximately $30,000.00.


                                      9.

                                  LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for Zitel by Cooley Godward LLP, San Francisco, California.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A for the year ended September 30, 1999 have been so incorporated herein in reliance on the report by PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.


                                      10.

==============================================================================

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ZITEL. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
Where You Can Find More Information .................................    1
Incorporation of Certain Documents by Reference .....................    1
The Company .........................................................    2
Use of Proceeds .....................................................    2
Dividend Policy .....................................................    2
Risk Factors ........................................................    2
The Series B Convertible Preferred Stock ............................    6
Business ............................................................    6
Selling Securityholders .............................................    8
Plan of Distribution ................................................    9
Legal Matters .......................................................   10
Experts .............................................................   10

=============================================================================

                                    1,306,122




                                ZITEL CORPORATION



                                  COMMON STOCK




                                  ------------

                                   PROSPECTUS

                                  ------------


                                JANUARY 24, 2000

=============================================================================